                                                    "Exhibit 99.1"
                                                    --------------

                                            FOR IMMEDIATE RELEASE
CONTACT:

Richard Soloway, President                  Stephen D. Axelrod, CFA
Kevin S. Buchel, Senior VP                  Andria Pilo (Media)
NAPCO Security Systems, Inc.                Wolfe Axelrod Weinberger Assoc. LLC
(631) 842-9400 ext. 120                     (212) 370-5222; (212) 370-5252 fax
                                            e-mail: steve@wolfeaxelrod.com

              NAPCO REPORTS FISCAL 2004 YEAR END OPERATING RESULTS

                           -Record Revenues Attained-
 - Fully Diluted Per Share Results Increase Substantially To $0.47 From $0.14 -
                   - Long Term Debt Reduced By $7.7 Million -

AMITYVILLE, NEW YORK - SEPTEMBER 15, 2004 -- NAPCO Security Systems, Inc., (Nasdaq: NSSC), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its fiscal year ended June 30, 2004.

Net sales for fiscal year ended June 30, 2004 were a record $58,093,000 compared to $57,340,000 reported for the fiscal year ended June 30, 2003. Operating income increased to $6,065,000 in fiscal 2004 from $2,225,000 in fiscal 2003. Net income for fiscal 2004 was $3,335,000, or $0.47 per fully diluted share as compared to $1,010,000, or $0.14 per fully diluted share for fiscal 2003. Per share calculations are based on 7,081,000 and 7,358,000 fully diluted weighted average shares outstanding in fiscal 2004 and 2003, respectively, after adjusting for the 2-for-1 stock dividend effective April 2004.

Mr. Richard Soloway, Chairman and CEO, noted, "We are very pleased by the Company's performance this fiscal year and particularly with the final quarter ended June 30, 2004 as it is a testament to the concerted effort by our entire organization to increase sales and gross margins and improve efficiency. These results are indicative of the potential strengths inherent in NAPCO's various lines of business. In our estimation, we are entering a new period of sustained growth buoyed by the world wide need for advanced security products and solutions. The business opportunities ahead of us are very significant and could raise NAPCO to a significantly higher level of sales and profitability. My enthusiasm is bolstered by the outstanding growth in our higher margined commercial, industrial, governmental and institutional products."

 Mr. Soloway added, "The earnings and earnings per share performance in the current fiscal year were dramatically higher, exceeding the prior fiscal year by more than three times. Furthermore, the improvement was not limited to the income statement. Our already strong balance sheet has strengthened even more as over the past year we have reduced long term debt by almost $8 million to $8.3 million and we reduced inventories by $2.3 million to $14.6 million.

                                                                          -More-

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NAPCO Fiscal 2004 Year End Results......./p.2

"Our success has been derived from the strong acceptance of the broadest line of security products in the marketplace and the loyalty of our extensive distributor and dealer networks. We have committed over $4 million annually to research and development to assure that our security systems and solutions are world-class. Among security professionals our products are considered to be the epitome of reliability, technology and ease of use. We are very proud of that! We intend to continue to devote the necessary resources and dollars to maintain this leadership position," Mr. Soloway declared.

"We believe that NAPCO is poised for significant growth and we fully anticipate that our fiscal first quarter ended September 30, 2004, historically the slowest, will be much improved this year. In addition, our contract manufacturing activities, specifically with ADT, seem to be gaining traction and could be a significant contributor to both top and bottom line results in the near future," Mr. Soloway stated.

Mr. Soloway concluded, "Our shares have performed exceptionally well over the past year, rising from as low as $3.30 to the current price of nearly $9. We are cautiously optimistic that NAPCO can continue its strong performance in the future, leading to even greater shareholder value."


The NAPCO Security Systems, Inc. annual meeting is set for December 13, 2004, with a record date of October 24, 2004.

                      ------------------------------------

NAPCO Security Systems, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including burglary and fire alarm systems, access control products and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control systems. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $25 billion.

For more information on NAPCO and its subsidiaries, please visit the Company's web site at: www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.


                                                            - Tables to Follow -
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                  NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except share and per share data)



                                                           Year Ended
                                                    6/30/04           6/30/03*
                                                  -----------       -----------

Net sales                                         $    58,093       $    57,340
Cost of sales                                          38,553            41,939
                                                  -----------       -----------
Gross profit                                           19,540            15,401
Selling, general
and administrative expenses                            13,475            13,176
                                                  -----------       -----------
Operating income                                        6,065             2,225
                                                  -----------       -----------
Other income (expense):
Interest expense, net                                    (420)             (727)
Other, net                                               (109)              127
                                                  -----------       -----------
                                                         (529)             (600)
                                                  -----------       -----------
Income before income taxes                              5,536             1,625
Provision for income taxes                              2,201               615
                                                  -----------       -----------
Net income                                        $     3,335       $     1,010
                                                  ===========       ===========

Earnings per share:
Basic                                             $      0.50       $      0.15
Diluted                                           $      0.47       $      0.14
                                                  ===========       ===========
Weighted average number of shares
Outstanding
Basic                                               6,632,000         6,863,000
                                                  ===========       ===========
Diluted                                             7,081,000         7,358,000
                                                  ===========       ===========

* Fiscal 2003 restated to reflect the effect of a 2:1 stock dividend effective April 2004.

                           SELECTED BALANCE SHEET DATA
                          AS OF JUNE 30, 2004 AND 2003

                                 (in thousands)

                                                      2004              2003
                                                  -----------       -----------
Total current assets                              $    37,840       $    37,919
Total current liabilities                               8,848             9,076
Long-term debt                                          6,400            14,100
Total stockholders' equity                             37,904            33,357